Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Delays Annual Meeting

BOCA RATON, Fla., July 23, 2010 – Vitacost.com, Inc. (NASDAQ: “VITC”), a leading online retailer and direct marketer of health and wellness products, announced today  that its Board of Directors has voted to delay the Company’s 2010 Annual Meeting of Stockholders previously scheduled to be held on August 26, 2010. On July 21, 2010, Vitacost announced that its Board of Directors had been reconstituted as a result of the successful consent solicitation by Great Hill Partners. Pursuant to the consent solicitation, four members of the previous Board have been removed without cause—Messrs. Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst—and four new directors have been appointed to the Board—Messrs. Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel. Vitacost currently intends to schedule the Annual Meeting for a date later in the fall of 2010.

Separately, Vitacost also announced that its Board of Directors has appointed Michael A. Kumin, a Partner at Great Hill Partners, as Interim Chairman of the Board.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.